Exhibit 99.1

VERDISYS SETTLES BREACH OF CONTRACT CLAIMS

BY GRYPHON MASTER FUND

Houston, TX – February 17, 2005 – Following mediation talks, Verdisys, Inc (OTCBB: VDYS) has entered into an Agreed Judgment and Order of Severance with Gryphon Master Fund as to all breach of contract claims related to Verdisys’ delay in registering common stock acquired by Gryphon in October 2003. Under the terms of the Agreed Judgment, Verdisys is obligated to pay liquidated damages of $500,000 to Gryphon on or before September 30, 2005. Additionally, Gryphon has agreed to abate their remaining claims and related discovery in their lawsuit against Verdisys until after September 30, 2005.

“This agreement carves out the undisputed portion of the case and more importantly puts on hold any further legal action and associated costs for about eight months,” said John O’Keefe CFO and Co-CEO. “This agreement, along with our recently announced settlement with Edge Capital, are further indications that we are resolving the legal issues inherited by this management team.”

In connection with its financing in October 2003, Verdisys agreed to provide certain registration rights to Gryphon, including a deadline to register the shares on or before March 2004. The Company became subject to certain liquidated damages having failed to meet the required registration deadline when the registration statement on Form SB-2 became effective in September 2004. In July 2004, Gryphon filed a lawsuit alleging, among other claims, securities fraud and breach of contract. The parties entered mediation talks in January 2005.

About Verdisys, Inc.

Verdisys, Inc., a publicly traded company based in Houston, provides proprietary oil services and solutions for energy production enhancement including patented lateral drilling technologies and secure satellite communications for customers in the U.S. and Canada. To learn more about Verdisys’ lateral drilling and abrasive fluid jetting technology please view a helpful presentation at their website: www.verdisys.com

Safe Harbor Statement

Any statements made in this news release other than those of historical fact, about an action, event or development, are forward looking statements. Forward looking statements involve known and unknown risks and uncertainties, which may cause Verdisys’ actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include risk factors including but not limited to: the ability to raise necessary capital to fund growth, the introduction of new services, commercial acceptance and viability of new services, fluctuations in customer demand and commitments, pricing and competition, reliance upon subcontractors, the ability of Verdisys’ customers to pay for our services, likelihood that there will be sufficient cash on hand to make future settlement payments, together with such other risk factors as may be included in the Company’s filings on Form SB-2 and its periodic filings on Form 10-KSB, 10-QSB, and other current reports.

CONTACTS: Verdisys, Inc: John MacDonald at (281) 453-2888 or (713) 725-9244 jmacdonald@verdisys.com